Exhibit 99.1

NEWS


Contacts:

Joshua A. Grass                                        Fredda Malkoff
Manager, Investor Relations                            Account Director
BioMarin Pharmaceutical Inc.                           Feinstein Kean Healthcare
(415) 884-6777                                         (617) 577-8110

For Immediate Release:

                 BioMarin Announces Public Offering of 6,000,000
                             Shares of Common Stock

Novato, CA, February 5th, 2003 - BioMarin Pharmaceutical Inc. (Nasdaq and SWX New Market: BMRN) announced today that it plans to publicly offer 6,000,000 shares of its common stock. The offering would be made from a registration statement covering $150 million in common stock that became effective in January 2003. UBS Warburg LLC is acting as the lead underwriter in this offering and CIBC World Markets Corp. and SG Cowen Securities Corporation are acting as co-managers. BioMarin would grant to the underwriters an option to purchase an additional 900,000 shares of its common stock within 30 days after the offering to cover over-allotments incurred in the offering.

BioMarin specializes in the development and commercialization of therapeutic enzyme products to treat serious, life threatening diseases and conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. This offering of the shares of common stock may be made only by means of a prospectus, a copy of which will be available from UBS Warburg LLC, 299 Park Avenue, New York, New York 10171.